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                                                                   Exhibit 77)C

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Matters Submitted to a Vote of Shareholders

The Annual Meeting of the Shareholders of CIGNA Investment Securities (the "Trust") was held on Tuesday, April 27, 2004 at 12:00 p.m., Eastern Time.

Six Trustees were elected by a vote of shareholders to serve as members of the Board of the Trust until the next Annual Meeting of Shareholders or until the election and quali?cation of their successors. Shareholders of the Trust voted to elect the following Trustees:

                           For               Vote Withheld

Richard H. Forde        3,945,863               108,509
Carol Ann Hayes         3,947,676               106,696
Russell H. Jones        3,951,963               102,409
David P. Marks          3,914,553               139,819
Paul J. McDonald        3,946,999               107,373
Marnie W. Mueller       3,945,076               109,296

There were no broker non-votes with respect to this matter submitted to a vote of shareholders of the Trust.

No other business was transacted at the meeting.